Britton and Koontz Capital Corporation
                                 Financial Highlights
               (Unaudited-Amounts in thousands, except per share data)



                                   For the Three Months  For the Nine Months
                                   Ended  September  30  Ended  September 30
                                   --------------------   -------------------
                                     1999       1998       1999         1998
                                    -------   -------     -------     -------


Interest income                     $ 3,607   $ 3,265     $10,371      $9,750
Interest expense                     (1,474)   (1,463)     (4,227)     (4,373)
                                    -------   -------     -------     -------
Net interest income                   2,133     1,802       6,144       5,377
Provision for loan losses               (95)      (40)       (185)       (120)
                                    -------   -------     -------     -------
Net interest income after
provision for loan losses             2,038     1,762       5,959       5,257
Non-interest income                     513       398       1,368       1,104
Non-interest expense                 (1,654)   (1,260)     (4,658)     (3,735)
                                    -------   -------     -------     -------
Income before income taxes              897       900       2,669       2,626
Income taxes                           (317)     (302)       (927)       (888)
                                    -------   -------     -------     -------
Net income                          $   580   $   598     $ 1,742     $ 1,738
                                    =======   =======     =======     =======

Return on Average Assets               1.20%     1.39%       1.24%       1.34%
Return on Average Equity              11.58%    12.57%      11.71%      12.32%

Diluted:
Net income per share                  $0.33     $0.34       $0.99       $0.98
                                    =======   =======     =======     =======

Weighted avg shares outstanding   1,767,926 1,769,484   1,767,318   1,769,189
                                  ========= =========   =========   =========






                                    September 30    December 31,
                                        1999           1998
                                    ------------    ------------

Total assets                          $196,216       $173,573
Cash and due from banks                  5,795          4,811
Investment securities                   42,626         43,835
Net loans                              137,237        118,285
Deposits-interest bearing              131,521        121,505
Deposits-non interest bearing           23,288         21,681
Short term borrowed funds               17,851          7,766
Stockholders' equity                    20,236         19,249
Book value (per share)                  $11.45         $10.89
Total shares outstanding             1,767,064      1,767,064